                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      /X/        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                                  IMS HEALTH
                                   INCORPORATED
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

IMS logo

                                               IMS HEALTH INCORPORATED
                                               200 NYALA FARMS, WESTPORT, CT
                                               06880

Dear Shareholder:

    You are cordially invited to attend the 2001 Annual Meeting of Shareholders of IMS Health Incorporated on May 3, 2001, at 9:30 A.M. at The Hotel Dupont, Wilmington, Delaware.

    The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting and provides information about IMS HEALTH.

    Your vote is important. Whether you plan to attend the meeting or not, please complete, sign and return the enclosed proxy card promptly or vote by telephone or over the Internet. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

                                              Sincerely,

                                              [LOGO]

                                              DAVID M. THOMAS
                                              Chairman and Chief Executive
                                              Officer

IMS logo

                                               IMS HEALTH INCORPORATED
                                               200 NYALA FARMS, WESTPORT, CT
                                               06880

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                ----------------

DATE:        May 3, 2001

TIME:        9:30 A.M.

PLACE:       The Hotel Dupont
             11th & Market Streets
             Wilmington, Delaware

ITEMS OF BUSINESS:       1.  To elect three Class II directors for a three-year term.

                         2.  To ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2001.

                         3. To transact any other business that may properly come before the meeting.

RECORD DATE:             Holders of IMS HEALTH Common Stock of record at the close of business on March 6, 2001 are entitled to vote at the
                         meeting.

ANNUAL REPORT:           IMS HEALTH's 2000 Annual Report to Shareholders, which is
                         not a part of the proxy soliciting material, is enclosed.

PROXY VOTING:            It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and
                         returning the proxy card sent to you. Most shareholders can also vote their shares over the Internet or by telephone. If
                         Internet or telephone voting is available to you, voting
                         instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying
                         Proxy Statement.

                                              By Order of the Board of
                                              Directors,

                                              [LOGO]

                                              ROBERT H. STEINFELD
                                              SENIOR VICE PRESIDENT, GENERAL
                                              COUNSEL
                                              AND CORPORATE SECRETARY

Dated: March 30, 2001

IMS logo

                               ------------------

                                PROXY STATEMENT

                                ----------------

THE COMPANY

    IMS Health Incorporated ("IMS HEALTH" or the "Company") is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. We have operations in 101 countries and employ approximately 8,200 full-time equivalent employees worldwide, including 3,200 employees at Cognizant Technology Solutions Corporation. Our principal executive offices are located at 200 Nyala Farms, Westport, CT 06880. Our telephone number is (203) 222-4200.

PROXY SOLICITATION

    On March 30, 2001, we began mailing these proxy materials to all shareholders of record at the close of business on March 6, 2001. We have sent this Proxy Statement to you because the Board of Directors of the Company is requesting your proxy to vote at the 2001 Annual Meeting. IMS HEALTH will request banks and brokers to solicit proxies from their customers where appropriate and will reimburse them for reasonable out-of-pocket expenses. The Company may retain Corporate Investors Communications, Inc. to assist with this solicitation for a fee estimated at $8,000 and will pay all expenses related to proxy solicitation.

VOTING

    You may vote on matters presented at the Annual Meeting in the following ways:

        By Proxy -- Most shareholders have a choice of voting:

       - over the Internet,

       - by using a toll-free telephone number, or

       - by completing a proxy card and mailing it in the postage-paid envelope provided.

    Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which of the above choices are available to you. A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:00 p.m. E.D.T. on May 2, 2001.

    The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

    Regardless of the method you choose to vote, the individuals named on the enclosed card (your "proxies") will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the ratification of the independent public accountants. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

    If you choose to vote over the Internet or by telephone, you must complete the process no later than 11:00 p.m. E.D.T. on May 2, 2001. If you vote over the Internet or by telephone, it is not necessary to return your proxy card.

    If you choose to vote by mailing a proxy card, your proxy card must be filed with the Secretary of the Corporation prior to or at the commencement of the Annual Meeting.

    - In Person -- You may attend the Annual Meeting and cast your vote there.

    Voting over the Internet, by telephone or by sending in a signed proxy will not prevent you from attending the Annual Meeting and voting in person. You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to the Secretary of IMS HEALTH, or by attending the Annual Meeting and voting in person.

    If you participate in the IMS Health Incorporated Savings Plan (the "Plan") and have contributions invested in IMS HEALTH Common Stock, the proxy card will serve as a voting instruction for the Trustee of the Plan. You must return your proxy card prior to April 27, 2001. We will then forward your proxy card to the Trustee. If your proxy card is not received before that date or if you sign and return the proxy card without instructions marked in the boxes, the Trustee will vote your shares of Common Stock in the same proportion as other shares of Common Stock held in the Plan for which the Trustee received timely instructions.

RECORD DATE, QUORUM AND VOTING REQUIREMENTS

    Only holders of record of Common Stock at the close of business on March 6, 2001 will be eligible to vote at the Annual Meeting. As of the close of business on March 6, 2001, IMS HEALTH had outstanding 294,271,246 shares of Common Stock. Each share of Common Stock is entitled to one vote.

    A quorum of shares is necessary to hold a valid shareholder's meeting. IMS HEALTH's by-laws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of shareholders. Shares that abstain from voting, as well as shares that a broker holds in "street name" and votes on some matters but not others ("broker non-votes"), will be counted for purposes of establishing a quorum.

    Directors will be elected by a plurality of votes cast at the Annual Meeting. This means that the three nominees for director who receive the most votes will be elected. If you are present at the meeting but do not vote for a particular nominee, or if you have given a proxy and properly withheld authority to vote for a nominee, or if there are broker non-votes, the shares withheld or not voted will not be counted for purposes of the election of directors.

    The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting is required to ratify the appointment of the independent public accountants. If you are present at the meeting but do not vote on this proposal, or if you have given a proxy and abstain on this proposal, this will have the same effect as if you voted against this proposal. If there are broker non-votes on the issue, the shares not voted will have no effect on the outcome of the proposal.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

    The following table shows the number of shares of Common Stock "beneficially owned" by each of the directors and each of the named executive officers listed in the Summary Compensation Table below, all current directors and executive officers of the Company as a group, and all persons known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock. "Beneficial ownership" includes shares that a shareholder has the power to vote or the power to transfer, and also includes stock options that were either exercisable at that date or will become exercisable within 60 days thereafter. The number of shares beneficially owned by current directors and executive officers is as of March 1, 2001. Information concerning the number of shares beneficially owned by former executive officers and beneficial owners of more than 5% of the outstanding Common Stock is as of December 31, 2000, except that information for Mutuelles AXA, AXA and AXA Financial is as of February 28, 2001. Percentages are based upon the number of shares of Common Stock outstanding at March 1, 2001, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date.

    The information in the table is based upon information provided by each director and each current and former executive officer and, in the case of the beneficial owners of more than 5% of the outstanding Common Stock, the information is based upon Schedules 13G filed with the Securities and Exchange Commission ("SEC"). Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed and the beneficial ownership of such person or group does not exceed 1% of the outstanding Common Stock. Restricted stock, restricted stock units and deferred stock units represent shares subject to restrictions on transferability and, in the case of units, do not have voting rights until settlement at specified future dates.

             NAME                    NUMBER OF SHARES AND NATURE OF OWNERSHIP
             ----                    ----------------------------------------
Clifford L. Alexander, Jr......           9,106       Direct
                                          2,212       Restricted Stock (1)
                                         34,631       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         45,949

Victoria R. Fash...............         185,954(2)    Direct
                                        749,495(2)    Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                        935,449

Robert W. Hooper...............          13,315       Direct
                                         14,955(3)    Restricted Stock Units
                                        179,666       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                        207,936

John P. Imlay, Jr..............          20,000       Direct
                                          2,212       Restricted Stock (1)
                                          4,600(3)    Deferred Stock Units (4)
                                         39,686       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         66,498

Robert J. Kamerschen...........          29,729       Direct
                                          2,212       Restricted Stock (1)
                                         39,686       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         71,627

Robert J. Lanigan..............          14,200(5)    Direct
                                          2,212       Restricted Stock (1)
                                         39,686       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         56,098

             NAME                    NUMBER OF SHARES AND NATURE OF OWNERSHIP
             ----                    ----------------------------------------
H. Eugene Lockhart.............           4,400       Direct
                                          2,212       Restricted Stock (1)
                                          4,002(3)    Deferred Stock Units (4)
                                         39,686       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         50,300

James C. Malone................           4,697       Direct
                                         20,766(3)    Restricted Stock Units
                                        493,260       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                        518,723

Gilles V. J. Pajot.............          38,250       Direct
                                         37,454(3)    Restricted Stock Units
                                        617,621       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                        693,325

M. Bernard Puckett.............           7,200       Direct
                                          2,059       Restricted Stock (1)
                                         38,583       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         47,842

Robert H. Steinfeld............           2,975(3)    Restricted Stock Units
                                        175,759       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                        178,734

David M. Thomas................         103,748(3)    Restricted Stock Units

Wendy J. Timmins...............             496       Direct
                                          1,487(3)    Restricted Stock Units
                                         98,168       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                        100,151

William C. Van Faasen..........           7,200       Direct
                                          1,369       Restricted Stock (1)
                                          2,595(3)    Deferred Stock Units (4)
                                         35,894       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         47,058

Robert E. Weissman.............         729,150(2)    Direct
                                      1,249,601       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                      1,978,751

All Current Directors and               135,278       Direct
  Executive Officers as a               182,389       Restricted Stock/Units
  Group (14 in number).........          11,197       Deferred Stock Units
                                      1,857,869       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                      2,186,733(6)

             NAME                    NUMBER OF SHARES AND NATURE OF OWNERSHIP
             ----                    ----------------------------------------
FMR Corp.......................      30,325,323(7)
Mutuelles AXA, AXA and AXA
  Financial....................      29,500,715(8)
Wellington Management Company,
  LLP..........................      18,384,084(9)

---------

 (1) Represents shares of restricted stock granted under the 1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan.

 (2) Amounts include previously restricted and/or deferred stock units, granted under the 1998 IMS Health Incorporated Employees' Stock Incentive Plan with respect to which the vesting restrictions were lifted for 86,718 units for Ms. Fash and 36,966 units for Mr. Weissman upon their resignations as President and Chief Executive Officer and Chairman, respectively on November 14, 2000. Ms. Fash has the right to acquire within 60 days 13,000 shares of Class A Common Stock of IMS HEALTH's subsidiary Cognizant Technology Solutions Corporation ("CTS Common Stock") through the exercise of stock options.

 (3) Amounts include fractional restricted stock units accumulated as a result of dividend equivalents paid during 2000. All numbers have been rounded to the nearest whole share.

 (4) Represents stock units deferred under the IMS Health Incorporated Non-Employee Directors' Deferred Compensation Plan.

 (5) 2,400 of these shares are held in an IRA account for the benefit of Mr. Lanigan and 11,800 of such shares are held in a family limited partnership of which Mr. Lanigan is the sole shareholder of the corporate general partner. Mr. Lanigan has sole investment and voting rights with respect to these shares.

 (6) Includes all shares beneficially owned, regardless of nature of ownership, and all rights to acquire shares within 60 days. Excludes shares owned by Mr. Hooper, who ceased to be an executive officer on October 17, 2000, and Mr. Weissman and Ms. Fash, who ceased to be executive officers as of January 16, 2001.

 (7) Represents 10.31% of the total outstanding Common Stock at March 1, 2001. FMR Corp., its wholly owned subsidiary, Fidelity Management & Research Company ("Fidelity"), Fidelity Growth & Income Fund (the "Growth Fund"), Edward C. Johnson, 3rd, Chairman of FMR Corp., and Abigail P. Johnson, jointly filed an Amendment No. 4 to Schedule 13G with the SEC on January 10, 2001. This Schedule 13G/A shows that as of December 31, 2000, Fidelity, a registered investment advisor, beneficially owned 27,709,810 shares of Common Stock, as a result of acting as investment adviser to various registered investment companies (the "Funds") Mr. Johnson, FMR Corp. and the Funds each has sole dispositive power (but no voting power) over the shares beneficially owned by Fidelity. Voting power with respect to such shares resides with the respective Boards of Trustees of each of the Funds. In addition, Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined under the Securities Exchange Act of 1934, as amended, each has sole dispositive power over 1,955,813 shares and sole power to vote or to direct the voting of 1,648,913 of such shares, and no power to vote or to direct the voting of 306,900 of such shares. Fidelity International Limited, a partnership controlled by Mr. Johnson and members of his family, is the beneficial owner of 659,700 shares of Common Stock. The address of FMR is 82 Devonshire Street, Boston, MA 02109.

 (8) Represents 10.03% of the total outstanding Common Stock on March 1, 2001. AXA Conseil Vie Assurance Mutuelle ("Conseil"), AXA Assurances I.A.R.D. Mutuelle ("IARD"), AXA Assurances Vie Mutuelle ("Vie") and AXA Courtage Assurance Mutuelle ("Courtage"), as a group (collectively, the "Mutuelles AXA"), together with AXA and with AXA Financial, Inc. (f.k.a. The Equitable Companies Incorporated) ("AXA Financial"), filed a joint Amendment No. 4 to
     Schedule 13G with the SEC on March 12, 2001. The Schedule 13G/A shows that Mutuelles AXA, AXA, and AXA

     Financial together may be deemed to beneficially own the number of shares reported in the table above, including sole power to vote 5,449,811 shares, shared power to vote 18,106,375 shares, sole power to dispose of 29,492,140 shares, and shared power to dispose of 8,575 shares. All of the shares are beneficially owned through subsidiaries of AXA Financial. AXA owns a majority interest in AXA Financial, and Mutuelles AXA as a group controls AXA. Addresses of these entities are as follows: Conseil, IARD and Vie, 370, rue Saint Honore, 75001 Paris, France; Courtage, 26, rue Louis le Grand, 75002 Paris, France; AXA, 25, avenue Matignon, 75008 Paris, France; and AXA Financial, 1290 Avenue of the Americas, New York, NY 10104.

 (9) Represents 6.25% of the total outstanding Common Stock on March 1, 2001. Wellington Management Company, LLP ("WMC") filed a Schedule 13G with the SEC on February 13, 2001. The Schedule 13G shows that WMC, in its capacity as investment advisor, may be deemed to beneficially own the number of shares reported in the table above, which are held of record by clients of WMC. The Schedule 13G also shows that WMC has sole voting power and sole dispositive power over none of the reported shares and shared power to vote 7,519,360 of such shares and shared power to dispose of 18,219,084 of such shares. The address of WMC is 75 State Street, Boston, MA 02109.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

    The members of the Board of Directors of the Company are grouped into three classes. Only one class of directors is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors are elected and have qualified.

    The Board of Directors has nominated Clifford L. Alexander, Jr., David M. Thomas and William C. Van Faasen for election as Class II Directors at the 2001 Annual Meeting for a three-year term expiring at the 2004 Annual Meeting. Messrs. Alexander and Van Faasen have each served as a Director since
June 1998, shortly before IMS HEALTH became an independent public company.
Mr. Thomas has been a Director since November 2000.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

    Unless you otherwise instruct, proxies will be voted for election of all the nominees, all of whom are now members of the Board. If any nominee is unwilling or unable to serve as a Director and the Board does not, in that event, choose to reduce the size of the Board and the number of Class II Directors, the persons voting the proxy may vote for the election of another person in accordance with their judgment.

    The following information provides, for each nominee for election as a Class II Director, the nominee's name, position with IMS HEALTH, the year the nominee first became a Director, principal occupations during the last five years, age, and other directorships in public companies.

    The Board of Directors is currently divided into three classes, having three-year terms that expire in successive years.

    The current term of office of Directors in Class II expires at the 2001 Annual Meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class II Directors, be re-elected for a new term of three years and until their successors are duly elected and qualified.

                        DIRECTORS STANDING FOR ELECTION

CLASS II DIRECTORS:

    CLIFFORD L. ALEXANDER, JR. Mr. Alexander, age 67, has served as a Director of IMS HEALTH since June 1998. He has served as Non-Executive Chairman of Moody's Corporation, a global credit rating, research and risk analysis firm, since September 2000. From October 1999 until September 2000, he was Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation, a worldwide provider of business information and related decision-support services.
Mr. Alexander held these positions while simultaneously serving as President of Alexander & Associates, Inc., a consulting firm specializing in workforce inclusiveness located in Washington, DC. Mr. Alexander is also a director of the following entities: American Home Products Corporation, WorldCom Inc., Mutual of America Life Insurance Company, Dreyfus Third Century Fund, Dreyfus General Family of Funds and Dreyfus Premier Family of Funds.

    DAVID M. THOMAS. Mr. Thomas, age 51, has served as a Director and as Chairman and Chief Executive Officer of IMS HEALTH since November 2000. Prior to joining IMS HEALTH, Mr. Thomas was Senior Vice President/Group Executive, Personal Systems Group of IBM from January 1998 until September 2000. He held the position of General Manager of Global Industries for IBM from January 1996 until January 1998 and General Manager of IBM North America from October 1995 until January 1996. Mr. Thomas is also a director of the following public companies: Fortune Brands, Inc., Cognizant Technology Solutions Corporation and The TriZetto Group, Inc.

    WILLIAM C. VAN FAASEN. Mr. Van Faasen, age 52, has been a Director of IMS HEALTH since June 1998. Since September 1992, he has been President and Chief Executive Officer of Blue Cross and Blue Shield of Massachusetts, a health insurance firm in Boston, MA. Mr. Van Faasen is also a director of Tier Technologies, Inc., a publicly traded company.

                         DIRECTORS CONTINUING IN OFFICE

CLASS III DIRECTORS. The following Directors have terms ending in 2002:

    ROBERT J. LANIGAN. Mr. Lanigan, age 72, has served as a Director of IMS HEALTH since June 1998. He has served as Limited Partner of Palladium Equity Partners, a private investment firm located in New York, NY, since June 1996. Mr. Lanigan has also served as Chairman Emeritus of Owens-Illinois, Inc., a Toledo, OH based company specializing in glass, plastics and other packaging products, since January 1992. Mr. Lanigan also held the following positions with Owens-Illinois: Chairman of the Board, from April 1984 until October 1992, and Chief Executive Officer from January 1984 until September 1990. Mr. Lanigan is also a director of Daimler Chrysler, AG.

    GILLES V. J. PAJOT. Mr. Pajot, age 51, was appointed Executive Vice President of IMS HEALTH in November 2000. He joined the Company as President of IMS HEALTH Europe Region in December 1997. Previously, Mr. Pajot worked for
20 years with Pharmacia & Upjohn and its predecessor company, serving as Senior Vice President at Pharmacia from July 1997 to December 1997. From November 1995 to July 1997, he was Senior Vice President, President-Market Region Europe for Pharmacia. Prior to that, he served as Executive Vice President, Worldwide Pharmacia AB from September 1994 to November 1995.

    M. BERNARD PUCKETT. Mr. Puckett, age 56, has served as a Director of IMS HEALTH since June 1998. Mr. Puckett has been a Private Investor since
January 1996. He previously held the position of President and Chief Executive Officer of Mobil Telecommunications Technologies Corporation, a telecommunications firm located in Jackson, MS, from May 1995 until January 1996. In addition, he served as President and Chief Operating Officer of that firm from January 1994 until May 1995. Mr. Puckett is also a director of the following public companies: P-Com, Inc., Openwave System, Inc. and Syncor International Corp.

CLASS I DIRECTORS. The following Directors have terms ending in 2003:

    JOHN P. IMLAY, JR. Mr. Imlay, age 64, has served as a Director of IMS HEALTH since June 1998. Mr. Imlay has been Chairman of Imlay Investments, an Atlanta-based private venture capital investment firm, since 1990. From
January 1990 until November 1996, Mr. Imlay was Chairman of Dun & Bradstreet Software Services, Inc. and he served as Principal Executive Officer of that company from January 1990 to January 1993 and as President from January 1990 until March 1992. Mr. Imlay is also a director of the following public companies: Metromedia International Group, Inc. and World Access, Inc.

    ROBERT J. KAMERSCHEN. Mr. Kamerschen, age 65, has served as a Director of IMS HEALTH since June 1998. Since October 1999, Mr. Kamerschen has been Chairman and Chief Executive Officer of DIMAC Marketing Corporation, a direct mail marketing firm in Windsor, CT. On April 6, 2000, DIMAC Marketing Corporation and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court in Wilmington, DE seeking reorganizations under Chapter 11 of the Bankruptcy Code. DIMAC and its subsidiaries emerged from bankruptcy protection on February 28, 2001. Mr. Kamerschen previously held the following positions with ADVO, Inc., a direct mail marketing firm in Windsor, CT: Retired Chairman and Senior Executive Consultant from July until October 1999, Chairman from November 1988 until
June 1999, and Chairman and Chief Executive Officer from November 1988 until January 1999. Mr. Kamerschen also serves as director of the following public companies: RadioShack Corporation, R.H. Donnelley Corporation, Synavant Inc. and Coolsavings.com, Inc.

    H. EUGENE LOCKART. Mr. Lockhart, age 51, has served as a Director of IMS HEALTH since June 1998. Since February 2000, Mr. Lockhart has been President and Chief Executive Officer of The New Power Company, a provider of energy and related services. Prior to joining The New Power Company, Mr. Lockart was President of Consumer Services at AT&T Corporation from July 1999 until
February 2000 and President and Chief Marketing Officer from February 1999 until June 1999. From April 1997 until October 1998, Mr. Lockhart was President, Global Retail of Bank of America Corporation, a financial services firm and from March 1994 until April 1997 he served as President and Chief Executive Officer of MasterCard International, Inc., a credit card company. Mr. Lockhart also serves as a director of the following public companies: Synavant Inc., New Power Holdings, Inc. and First Republic Bank.

COMMITTEES OF THE BOARD:

    The Board of Directors has three standing committees, each made up of non-employee Directors:

    - Audit Committee

    - Compensation and Benefits Committee

    - Nominating Committee

    The AUDIT COMMITTEE of the Board of Directors consists of Messrs. Van Faasen (Chairman), Lanigan and Lockhart. All three members of the Audit Committee are "independent" as this term is defined in the New York Stock Exchange listing standards. The Audit Committee held two formal meetings in 2000. At each of its meetings, the Committee met with senior members of the Company's financial management team, the director of internal audit, the Company's General Counsel and its independent public accountants. The primary functions of the Audit Committee are to oversee that management has established and/or maintained:
(i) the reliability and integrity of the Company's accounting policies and financial reporting and disclosure practices; and (ii) an adequate system of internal control and compliance with law and internal policy.

    The Audit Committee fulfills its responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by the Board of Directors in May 2000 (set forth at Appendix A to this Proxy Statement), including:

    - Reviewing with management and the independent public accountants the Company's annual audited financial statements and unaudited interim financial statements.

    - Reviewing the activities of the internal audit function and the independent public accountants.

    - Reviewing the scope of the audits of IMS HEALTH's internal audit function and its evaluation of internal controls.

    - Reviewing the scope of the audit of the Company's annual consolidated financial statements by independent public accountants and their report on the audit.

    - Reviewing the performance and qualifications, including independence in accordance with Independence Standards Board Standard No. 1, of the independent public accountants and making a recommendation regarding the appointment of the Company's independent public accountants to the full Board.

    The COMPENSATION AND BENEFITS COMMITTEE of the Board of Directors consists of Messrs. Puckett (Chairman), Alexander, Imlay and Kamerschen. It held six meetings during 2000. The primary functions of the Compensation and Benefits Committee are to:

    - Establish and review all compensation arrangements for certain executives of IMS HEALTH consistent with a statement of executive compensation philosophy adopted by the Board of Directors.

    - Establish and review IMS HEALTH's executive and employee benefit policies.

    - Administer IMS HEALTH's executive and employee compensation and benefit plans.

    The NOMINATING COMMITTEE of the Board of Directors consists of Messrs. Alexander, Imlay, Kamerschen, Lanigan, Lockhart, Puckett and Van Faasen. It held no meetings in 2000. The primary function of the Nominating Committee is to:

    - Screen candidates for membership on the Board of Directors and make recommendations to the full Board. The Nominating Committee will consider shareholders' recommendations of nominees for membership on the Board of Directors. Although the Nominating Committee has not adopted formal procedures for the submission of recommendations, shareholders may recommend nominees for membership on the Board of Directors to the Nominating Committee by submitting the names in writing to: Robert H. Steinfeld, Senior Vice President, General Counsel and Corporate Secretary, IMS Health Incorporated, 200 Nyala Farms, Westport, Connecticut 06880. IMS HEALTH's By-laws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an Annual or Special Meeting.

    The Board of Directors held eleven meetings during 2000. No Director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which the Director serves except Messrs. Alexander and Lanigan, who attended 72% of such meetings.

COMPENSATION OF DIRECTORS

    Of the current Board members, only Mr. Thomas and Mr. Pajot are salaried employees of the Company. Board members who are not salaried employees of IMS HEALTH receive compensation for Board service. That compensation currently consists of the following:

    ANNUAL RETAINER:                       $30,000 (payable in quarterly installments)

    COMMITTEE CHAIRMAN FEES:               $5,000 annually (payable in quarterly installments)

    ATTENDANCE FEES:                       $1,000 for each Board meeting, $1,000 for each Board
                                           committee meeting and expenses related to attendance at
                                           such meetings

    STOCK OPTIONS:                         9,000 shares annually (these options become exercisable
                                           in three equal annual installments, or earlier upon
                                           termination of service, and expire ten years after
                                           grant, or earlier following termination of service)

    RESTRICTED STOCK:                      One time grant of $40,000 worth of Common Stock upon
                                           initial election as a Director (these shares have a
                                           restricted period of five years but restrictions lapse
                                           upon death, disability, or upon termination in other
                                           circumstances determined by the Compensation and
                                           Benefits Committee; dividends are unrestricted)

    In addition to their annual stock option grant, all non-employee Directors received a Performance Accelerated Stock Option ("PARSOP") grant on August 23, 2000. These PARSOPs, which also were granted to substantially all IMS HEALTH employees worldwide, vest on May 23, 2005 subject to accelerated performance vesting based upon increases in the market price of the Company's Common Stock (ranging from $18.54 to $28.30). This grant was 80% vested as of March 1, 2001. These options have a five-year term.

    Directors may elect to defer all or part of their compensation under the Company's Non-Employee Directors' Deferred Compensation Plan, a non-qualified plan. Under this plan, the participating directors may elect to defer their compensation to an account credited with deferred cash or with deferred share units.

    If there is a change-in-control of IMS HEALTH, the Compensation and Benefits Committee may take such action as it deems necessary or desirable with respect to Directors' stock options or restricted stock. For this purpose, the term "change-in-control" has the same meaning as under the Change-in-Control Agreements, described below. These Committee actions could include acceleration of vesting, exercisability or settlement; payment of cash in exchange for cancellation; or issuing substitute awards that substantially preserve the value, rights and benefits of previously granted options or restricted stock.

    The Board of Directors adopted share ownership guidelines for non-employee Directors because it believes that each non-employee Director should maintain a meaningful investment in the Company.

                PROPOSAL NO. 2: APPOINTMENT OF AND RELATIONSHIP
                      WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee, selected PricewaterhouseCoopers LLP as the Company's independent public accountants for 2001. This selection must be approved by the Company's shareholders.

REPORT OF THE AUDIT COMMITTEE

    PricewaterhouseCoopers LLP served as the Company's independent public accountants for the year ended December 31, 2000. PricewaterhouseCoopers has been the Company's independent public accountants since July 1998, when IMS HEALTH became an independent publicly traded company. In connection with its audit of the Company's consolidated financial statements, PricewaterhouseCoopers also audited the separate financial statements of the Company's publicly traded subsidiary, Cognizant Technology Solutions Corporation.

    The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent public accountants, PricewaterhouseCoopers. The Audit Committee also examined with the independent public accountants the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent public accountants' examination of the financial statements.

    PricewaterhouseCoopers has also confirmed to the Company that it is in compliance with the rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. The Audit Committee received and discussed with PricewaterhouseCoopers its written disclosures in the form of a letter as required by Independence Standards Board Standard No. 1.

    Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended
December 31, 2000 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
William C. Van Faasen, Chairman
Robert J. Lanigan
H. Eugene Lockhart

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of PricewaterhouseCoopers has served as IMS HEALTH's independent public accountants for the year ended December 31, 2000. In addition to rendering audit services during 2000, PricewaterhouseCoopers performed various non-audit services for the Company worldwide.

AUDIT FEES

    The aggregate fees billed for professional services rendered by PricewaterhouseCoopers for audit services in connection with the Company's financial statements for the fiscal year ended December 31, 2000 were $1.4 million.

FINANCIAL INFORMATION SYSTEMS AND DESIGN IMPLEMENTATION FEES

    PricewaterhouseCoopers did not provide any services relating to information system design or implementation for IMS HEALTH during the fiscal year ended December 31, 2000.

ALL OTHER FEES

    The aggregate fees for all other professional services rendered by PricewaterhouseCoopers for the fiscal year ended December 31, 2000 were $8.8 million, including audit-related services of $5.9 million and non-audit services of $2.9 million. Audit-related services generally include services rendered in connection with SEC registration statements, due diligence on acquisitions, benefit plan audit, and accounting consultations. Non-Audit services include tax consultation, legal entity reorganizations, human resource advisory consultancy and tax return preparation. The Audit Committee has concluded that the provision of these services by PricewaterhouseCoopers is compatible with maintaining its independence.

    The Board of Directors, on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers as independent accountants for the Company for the year ending December 31, 2001, subject to ratification of the appointment by the affirmative vote by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting of Shareholders. A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the Annual Meeting and is free to make statements during the meeting. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Board of Directors will reconsider the appointment.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE ON EXECUTIVE COMPENSATION

    This report of the Compensation and Benefits Committee of the Board of Directors discusses our compensation program for senior executives. Only non-employee Directors serve on the Committee. We consult with independent experts, experienced in the design and implementation of executive compensation arrangements, for advice on compensation matters. Currently, the Committee reviews and approves the cash and equity components of the compensation program for all senior executives of IMS HEALTH. During 2000, we had delegated limited authority to the Chief Executive Officer over cash compensation decisions for certain executive officers whose compensation was not set by the Committee; however, equity-based compensation for these executive officers was reviewed and approved by the Committee.

  EXECUTIVE COMPENSATION PHILOSOPHY

    Our Committee and the Board of Directors believe that to build shareholder value, IMS HEALTH should closely align the financial interests of its employees with the financial interests of shareholders. Moreover, we believe top-caliber executives and employees can drive shareholder value, particularly by enhancing customer satisfaction. We want senior executives to operate our business with a long-term perspective while striving to deliver annual results in accordance with the Company's approved strategy and growth objectives.

    IMS HEALTH relies heavily on incentive compensation programs to motivate superior performance, both short- and long-term. These programs, which provide compensation in cash and stock, place a major portion of our senior executives' compensation at risk. Compensation under these programs varies depending on the performance of IMS HEALTH as a whole and the performance of the business unit for which the executive is responsible. Such programs hold executives directly accountable for results and promote a sharp and continuing focus on building shareholder value.

    As a result, we want total compensation opportunities to be highly performance-driven in form and nature so that senior executives who successfully enhance shareholder value will be eligible to receive financial rewards at levels consistent with the compensation offered by other high-performing companies likely to compete for their services. This approach enables us to attract and retain the highest caliber of executive talent in an increasingly competitive market.

    The Board of Directors instituted stock ownership guidelines for senior executives to foster a strong commitment on the part of our global management team to IMS HEALTH and its shareholders.

  COMPONENTS OF THE COMPENSATION PROGRAM

    Our Committee believes that the form and level of executive compensation helps IMS HEALTH attract and retain highly motivated and effective executives who are critical to the future success of the business.

    In determining compensation opportunities and payments to executives, we look at the competitive opportunities and payments among a comparator group of companies. The companies used for comparison purposes include several pharmaceutical service providers, companies engaged in other service industries and pharmaceuticals, as well as other companies with which the Company competes for executive talent. These other companies have one or more characteristics comparable to IMS HEALTH, including:

    - Projected revenues, growth, operating income, assets, market value and total shareholder returns;

    - Significant market presence outside the United States;

    - Leading market shares in significant or emerging markets; and

    - Similarities in scope of position responsibilities, executive expertise and the magnitude of performance challenges faced.

    The group of comparator companies for compensation purposes differs from the peer group used for comparison in the Total Shareholder Return Graph on page 18.

    Compensation data for the comparator companies comes from benchmarking surveys conducted by independent compensation consultants. In reviewing the data, we take into account how IMS HEALTH's compensation policies and overall performance compare to similar indices for the comparator group. In general, we seek to target an executive's total compensation opportunity, earnable for strong performance by IMS HEALTH, between the 50th and 75th percentile of comparator group compensation for the corresponding position. Our decisions, however, take into account other factors, including individual, business unit and Company performance and shareholder returns.

    The compensation program for IMS HEALTH executives is composed of three main elements: base salary, annual cash incentives, and long-term incentives in the form of performance-based restricted stock units ("PERS") and stock options. We grant restricted stock or stock units in some cases as an additional element of long-term compensation.

    BASE SALARY. Base salary compensates an executive for ongoing performance of assigned responsibilities. Our Committee reviews base salaries annually. In determining whether to adjust the base salary of an executive, including the Chief Executive Officer, we take into account salaries paid for comparable positions at other companies, changes in the executive's responsibilities, the individual performance of the executive and IMS HEALTH's compensation philosophy favoring variable, performance-based compensation. For 2000, we approved merit increases to the base salaries of executive officers, ranging from 4% to 8%, and promotional adjustments for the Chief Financial Officer, the Controller and the General Counsel and Corporate Secretary.

    ANNUAL INCENTIVES. An annual incentive generally rewards an executive for financial results achieved for the year. These awards depend on the level of achievement of financial targets set at the beginning of the plan year. For 2000, we set financial targets based on the performance measures of revenue growth and operating income of each executive's business unit or IMS HEALTH's consolidated results. In addition, we include a qualitative performance goal -- customer satisfaction -- to focus our executives on the customer as critical to the Company's long-term success. Further, there was a "booster" based on the Company's earnings-per-share performance.

    With respect to each performance measure, the executive does not earn an annual incentive unless performance exceeds a predetermined "floor" for that measure. The bonus opportunity with respect to a measure is earned if the target is achieved, with performance between the floor and the target resulting in a lower bonus with respect to that performance measure. An amount larger than the bonus opportunity for each performance measure can be earned, up to a specific limit, for exceeding the target for that measure.

    PERFORMANCE RESTRICTED STOCK UNITS. Performance Restricted Stock Units, or PERS, provide a long-term incentive opportunity for senior executives based on achievement of the same pre-established annual financial and customer satisfaction goals used for purposes of the annual incentive awards. We use this program to bring total compensation opportunities and long-term compensation opportunities within the desired range relative to the comparator group, as discussed above, and to enhance retention by requiring a period of future service to "earnout" the shares representing the PERS awarded. In addition, through this program we enable executives to increase their stock ownership based on performance, which creates momentum toward achievement of the stock ownership guidelines adopted by the Board.

    Under this program, we grant a matching PERS award equal in value to the annual incentive award earned by the executive. As an award of restricted stock units, PERS confer on an executive an opportunity to receive one share for each unit at the end of a set deferral period. The number of PERS granted equals the dollar amount of the executive's annual incentive award divided by the fair market value of IMS HEALTH stock at the end of the performance year. After grant, PERS fluctuate with the price of IMS HEALTH stock for two years (during which period they remain subject to a risk of forfeiture in the event of termination of the executive's employment, with exceptions for death, a change-in-control, etc.) after which time the PERS vest.

    STOCK OPTIONS. We use stock options as our primary long-term incentive mechanism because options reward executives to the extent shareholders benefit from share price increases after the date of grant. Executives can reap benefits from options only when and to the extent that the market value of the underlying shares has increased.

    Factors considered for the February 2000 senior executive option grants included: level of responsibility, potential future contributions, individual performance and competitiveness of total compensation.

    During the first half of 2000, our stock price was affected by the decline in the pharmaceutical services industry and other related businesses, despite the fact that operating income and profit performance were on target with our 2000 business plan and budget. We continued to shift the Company's business strategy toward a "pure play" healthcare services company, with several planned spin and divestiture transactions of non-core assets. Employee retention issues arose as we streamlined the organization and virtually all options granted since 1996 (98%) were underwater. As a result, turnover significantly increased during this period, placing us at a potential competitive disadvantage. To address this issue, we identified those individuals whose continued employment was critical to the organization, including top performers, employees with unique or proprietary expertise, role models, mentors and leaders. In late May 2000, we made an off-cycle grant to 1,388 selected key individuals at 50% of annual stock option guideline levels. Neither the Chairman nor the Chief Executive Officer received this off-cycle grant.

    Nearing the completion of the spin-off of Synavant Inc. and the divestiture of Erisco, and with 58% of all outstanding stock option grant strike prices remaining well above then-current market prices, an immediate need to improve morale, motivation and retention became apparent. We revisited our stock option grant practice. To provide the incentive for a performance commitment to the restoration and future growth of shareholder value, we approved a one-time Founder Grant of performance accelerated stock options ("PARSOPs") of 10,985,127 shares to substantially all employees in August, including the Chairman and Chief Executive Officer. These PARSOPs have a limited five-year term, will vest 100% after four years and nine months and are subject to accelerated vesting based on the achievement of certain performance thresholds by the Company's Common Stock. The first hurdle is approximately 10% above the exercise price and each of the next four hurdles is approximately 10-12% above the previous hurdle. Stock price appreciation has resulted in 80% of these grants being vested with the vesting for the remaining 20% of the options subject to acceleration as a preset stock price hurdle is attained. For senior executives and other key management that received the Founder Grant, we agreed to postpone the next annual option grant to the third quarter of 2002. The annual grant cycle for all other optionees will be moved to the third quarter of each year thereafter, and we will review and revise the current grant guidelines to ensure we continue to be both consistent with market practice and remain competitive.

    We believe this approach effectively aligns executive interests and shareholder interests, reinforces an entrepreneurial mindset, builds a high-performance culture and increases the "at-risk" portion of each executive's compensation. This program also helps us to attract and retain high-quality personnel in an increasingly competitive employment market.

    RESTRICTED STOCK OR UNITS. Restricted stock or units may be granted at Committee discretion to executive officers upon hiring, promotion or assignment of additional responsibilities. These are granted as an inducement and reward for new or increased commitment to IMS HEALTH, and in some cases to offset valuable benefits lost by the executive upon leaving a previous employer to join our Company.

    OTHER BENEFITS. We provide a variety of employment benefits in order to be competitive in attracting and retaining talented executives to work for IMS HEALTH. Among the more important are retirement benefits provided under our various pension programs and severance benefits provided under the Employee Protection Plan and the Change-in-Control Agreements entered into with executives, as described beginning on page 25 of this Proxy Statement. In securing the services of certain executive officers, we have negotiated and entered into employment agreements that provide enhanced pension benefits and protections to the executive in the event of termination of employment, as described in greater detail beginning on page 26. We also have implemented the Executive Deferred Compensation Plan, which permits a number of senior executives to defer cash salary, bonus amounts, and shares deliverable in connection with options and equity awards, until retirement or termination. Cash deferrals are treated as though invested in various indexed funds, offering tax advantages to executives and promoting retirement savings.

    CEO COMPENSATION. Mr. Thomas was named Chairman of the Board and Chief Executive Officer of the Company on November 14, 2000, replacing Ms. Fash. At that time, IMS HEALTH entered into an employment agreement with Mr. Thomas. Mr. Thomas' compensation arrangements are covered by this agreement, which is summarized here and in the section entitled "Employment Contracts" below.

    In filling this position, we focused on hiring an individual with an outstanding business and leadership record, experience in new technology and turnaround situations, and a willingness to undertake the challenge of running a multinational business. In preparing his employment agreement, we reviewed the compensation packages of CEOs with similar qualifications and circumstances. The fact that we would no longer have a separate Chairman and Mr. Thomas would assume the additional responsibility associated with that position also was a consideration. Finally, we recognized the need to consider Mr. Thomas' compensation at his previous employer as well as the value of his benefits.

    Mr. Thomas' salary is $750,000 with an annual incentive opportunity of 100% of salary based on the achievement of established financial performance criteria set by the Compensation and Benefits Committee but in no event will it be less than $750,000 in 2001. His pro-rata salary and bonus for 2000 is based upon his time employed by us and is in accordance with his contract and the executive incentive plan in place for IMS HEALTH executives.

    Under the PERS program, he will receive an award equal in value to his annual incentive in restricted stock units. On November 14, 2000, Mr. Thomas received an option grant of 1,000,000 shares at the fair market value of IMS HEALTH stock on that date as well as 100,000 restricted stock units, both of which will vest on the first anniversary of the grant date. He will receive an additional 100,000 restricted stock units on November 14, 2001 that will vest at one third per annum on the anniversary of the grant.

    Ms. Fash participated in the compensation and benefits programs for senior executives of IMS HEALTH as described in this report. Ms. Fash's 2000 cash compensation level and incentive opportunity consisted of a base salary of $700,000 and a target annual incentive opportunity of $630,000. Upon her termination as CEO, her compensation continued for the transition period during which she served as Vice Chairman of the Board.

    2000 annual incentive awards for Mr. Thomas and Ms. Fash were based on overall corporate results with a 40% weighting on revenue performance, a 35% weighting on operating income performance, a 25% weighting on the Company's customer satisfaction rating plus the "EPS Booster." Based on 2000 performance, the awards were paid out at 108% of target bonus opportunity. Mr. Thomas also received a pro-rata PERS award for the 2000 performance year that was paid out on the same basis as the annual incentive scheme.

    In 2000, we granted stock options to Ms. Fash in accordance with our option grant philosophy, which is described above.

    During the first half of 2000, we entered into new arrangements with Ms. Fash to provide her an additional incentive to long-term service and provide substantial incentives to completing business combination transactions deemed in the best interests of the Company by the Board. Specifically, we agreed to amendments to Ms. Fash's employment agreement providing that, if she continued to serve IMS HEALTH through 2008, a loan made by the Company in the amount of approximately $3 million and accrued interest would be forgiven. The agreement also provided for forgiveness of the loan and interest if her employment terminated before 2009 for any reason other than by IMS HEALTH for cause or voluntarily by the executive without good reason. The amendment also provided for enhanced pension benefits under certain conditions.

    Subsequently, as IMS HEALTH negotiated a complex business combination, we authorized a bonus of $5.5 million for the CEO as an inducement to complete the transaction, on the condition that she would accept substantially altered responsibilities after the transaction and would apply the bonus to repay the prior loan. Shortly after the public announcement of the transaction, at the request of the CEO, we cancelled this transaction bonus arrangement.

    In November 2000, Ms. Fash resigned as CEO, assuming responsibilities as Vice Chairman, which continued through January 15, 2001. We sought to negotiate termination payments and related arrangements that would provide for an orderly transition, recognize Ms. Fash's long service to the Company, and take into account the CEO's rights under her employment agreement. Accordingly, her termination payments and benefits, described in the Employment Agreement section of this Proxy Statement, exceeded the amounts that would have been payable under her employment agreement had her termination been strictly treated as a termination by the Company not for cause.

    TAX DEDUCTIBILITY. Section 162(m) of the Internal Revenue Code of 1986 imposes limitations on the deductibility of compensation paid to a public company's chief executive officer and the other four most highly compensated executive officers. The Committee's policy is to seek to preserve such corporate tax deductibility to the greatest extent practicable, while maintaining the flexibility to approve, when appropriate, compensation arrangements in the best interests of our Company and its shareholders, but which may not always qualify for full tax deductibility. Accordingly, we have taken the steps we believe are required, including shareholder approval, to enable annual incentive awards, PERS, and options granted to senior executives to qualify as "performance-based" compensation not subject to Section 162(m)'s limits on tax deductibility. We believe that executive compensation paid in the 2000 fiscal year will be deductible by the Company without limitation under Section 162(m).

THE COMPENSATION AND BENEFITS COMMITTEE

M. Bernard Puckett, Chairman
Clifford L. Alexander, Jr.
John P. Imlay, Jr.
Robert J. Kamerschen

PERFORMANCE GRAPH

    This graph compares the total shareholder return of IMS HEALTH, the Standard and Poor's 500 Index, the Drug Manufacturers' Index and a selected comparator group from June 23, 1998 -- the first day of when-issued trading in IMS HEALTH Common Stock -- until December 31, 2000. While there is no widely recognized standard industry group or individual companies that are pure peers of IMS HEALTH, a group was selected composed of six companies that provide pharmaceutical companies with contract research, contract sales and drug wholesale services. Although they do not compete directly with IMS HEALTH, their customers are the same, and we believe their share price performance is influenced by many of the same factors as IMS HEALTH. This Pharmaceutical Services Group consists of: Cardinal Health Inc., Covance Inc., Dendrite International Inc., McKesson HBOC, Inc., National Data Corporation and Quintiles Transnational Corporation.

                                   IMS HEALTH
             COMPARISON OF CUMULATIVE TOTAL RETURN TO SHAREHOLDERS
                       JUNE 23, 1998 TO DECEMBER 31, 2000

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          IMS HEALTH  S&P DRUGS  S&P 500  PHARMACEUTICAL
6/23/98      $100.00    $100.00  $100.00         $100.00
12/31/98     $143.14    $120.43  $110.66         $116.61
12/31/99     $127.60     $99.11  $133.94          $52.57
12/31/00     $132.26    $137.60  $121.75          $91.78

                                                                                            COMPOUND
                                                                                             ANNUAL
                                               6/23/98    12/31/98   12/31/99   12/31/00   RETURN RATE
                                               --------   --------   --------   --------   -----------
IMS HEALTH...................................  $100.00    $143.14    $127.60    $132.26        11.7%
S&P Drugs....................................   100.00     120.43      99.11     137.60        13.5%
S&P 500......................................   100.00     110.66     133.94     121.75         8.1%
Pharmaceutical Services Group................   100.00     116.61      52.57      91.78        (3.3)%

EXECUTIVE COMPENSATION TABLES

                           SUMMARY COMPENSATION TABLE

    The following table shows annual and long-term compensation paid or accrued by IMS HEALTH for services rendered for the indicated fiscal years by the Company's current and former Chief Executive Officers and the four most highly compensated officers and two former executive officers who would have appeared in the table had they been executive officers at the end of the year (the "named executives officers").

    During 2000, IMS HEALTH combined Strategic Technologies, Clark O'Neill and its majority stake in a foreign joint venture into a single unit which was then spun-off as Synavant Inc., a separate, independently traded public company, on August 31, 2000. This spin-off required all outstanding equity awards to be adjusted in order to preserve the then-existing intrinsic economic value of the awards at the time of the spin-off. All affected 2000 and prior-year awards have been restated to reflect this transaction.

    Three of the named executives were executive officers when IMS HEALTH was spun-off from Cognizant Corporation in 1998. The Summary Compensation Table reflects compensation earned at both Cognizant and IMS HEALTH during that calendar year.

                                                                                            LONG-TERM COMPENSATION
                                                                                    --------------------------------------
                                                    ANNUAL COMPENSATION                      AWARDS
                                           --------------------------------------   -------------------------    PAYOUTS
                                                                         OTHER                     SECURITIES   ----------
                                                                         ANNUAL      RESTRICTED    UNDERLYING   LONG-TERM
                                                                        COMPEN-        STOCK        OPTIONS/    INCENTIVE
                                           SALARY (1)   BONUS (1)(2)   SATION (3)   AWARD(S) (4)      SARS       PAYOUTS
      NAME AND POSITION           YEAR        ($)           ($)           ($)           ($)           (#)          ($)
      -----------------           ----     ----------   ------------   ----------   ------------   ----------   ---------
David M. Thomas (6)               2000       99,432        101,239             0     2,551,239     1,000,000        0
  Chairman and Chief
  Executive Officer

Gilles V. J. Pajot (7)            2000      485,990        446,076       312,518       583,086       606,455        0
  Executive Vice President and    1999      491,017        318,933       241,985       526,358       114,552        0
  President, European Region

James C. Malone                   2000      323,448        217,513       702,441       317,512       368,965        0
  Chief Financial Officer         1999      258,336        172,387       554,310       172,387        68,731        0
                                  1998      248,400        188,908       491,914             0        25,842        0

Robert H. Steinfeld               2000      261,244        131,179        21,856        50,025       198,984        0
  Senior Vice President,
  General
  Counsel and Corporate
  Secretary

Wendy J. Timmins (7)              2000      181,708         98,672        15,300        25,013       153,734        0
  Vice President and
  Controller

Robert E. Weissman (8)            2000      775,000        847,709        56,033             0       672,594        0
  Former Chairman                 1999      775,000        976,363             0             0       176,410        0
                                  1998      775,000      1,123,429             0     1,123,429     1,073,191        0

Victoria R. Fash (8)              2000      700,000        680,327     2,791,853             0       768,678        0
  Former President and            1999      652,461        727,608       148,156       727,608       204,361        0
  Chief Executive Officer         1998      602,083        535,776       108,275     2,577,651       288,908        0

Robert W. Hooper (8)              2000      353,600        198,560             0             0       225,478        0
  Former President, IMS           1999      340,000        211,442             0       211,442        91,641        0
  America


                                ALL OTHER
                                COMPENSA-
                                 TION (5)
      NAME AND POSITION            ($)
      -----------------         ---------
David M. Thomas (6)                     0
  Chairman and Chief
  Executive Officer
Gilles V. J. Pajot (7)                  0
  Executive Vice President and          0
  President, European Region
James C. Malone                    45,295
  Chief Financial Officer          14,145
                                   13,421
Robert H. Steinfeld                26,615
  Senior Vice President,
  General
  Counsel and Corporate
  Secretary
Wendy J. Timmins (7)               26,153
  Vice President and
  Controller
Robert E. Weissman (8)             64,099
  Former Chairman                  66,525
                                   56,147
Victoria R. Fash (8)            3,127,560
  Former President and             37,081
  Chief Executive Officer          29,780
Robert W. Hooper (8)               17,106
  Former President, IMS            16,622
  America

1. Includes amounts electively deferred under the Company's Executive Deferred Compensation Plan.

2. Bonus amounts represent cash bonus amounts earned in a given fiscal year that are generally paid in the following year. Mr. Pajot also received an additional one-time bonus of $150,000 due to his extraordinary performance and successful completion of certain strategic initiatives.

3. The value of certain personal benefits is not included since it does not exceed the lesser of 10% of salary and bonus or $50,000 for Messrs. Thomas, Steinfeld, and Hooper and Ms. Timmins. Amounts shown for Ms. Fash reflect $2,580,112 for a tax gross up for a loan forgiveness negotiated with the Company in connection with her severance package, a $107,416 cost-of-living adjustment, including a tax gross up in connection with her international assignment and $32,918 for financial planning services. Amounts shown for Messrs. Malone and Pajot include $557,355 and $201,560, respectively for living accommodations, including tax gross ups and foreign taxes paid associated with their international assignments. Amounts shown for Mr. Weissman include $42,908 for financial planning services.

4. The following IMS HEALTH executives earned PERS based on financial performance in the following amounts: Mr. Thomas, 3,677; Mr. Malone, 7,901; and Mr. Pajot, 10,283. PERS are subject to a risk of forfeiture upon termination of employment in certain circumstances for a period of two years, measured from their date of grant in 2001. During 2000, Messrs. Thomas, Malone, Pajot, and Steinfeld and Ms. Timmins received 100,000, 5,941, 14,117, 2,972 and 1,486 restricted stock units respectively, which will vest one year after the date of grant. PERS and restricted stock units are credited with dividend equivalents equal to dividends on IMS HEALTH Common Stock. At December 31, 2000, the named executives held restricted stock unit awards relating to a number of shares having a fair market value at that date as follows (excluding PERS that were not issued until 2001 with respect to 2000 performance): Mr. Thomas, 100,071 shares valued at $2,773,848; Mr. Pajot, 39,953 shares valued at $1,107,449;
    Mr. Malone, 12,865 shares valued at $356,600; Mr. Steinfeld, 2,974 shares valued at $82,436; Ms. Timmins, 1,487 shares valued at $41,218; and Mr. Hooper, 14,955 shares valued at $414,523.

5. The amounts shown for 2000 include aggregate annual Company contributions for the account of each named executive officer under the IMS Health Incorporated Savings Plan and IMS Health Incorporated Savings Equalization Plan as follows: Mr. Malone, $15,003; Mr. Steinfeld, $11,615; Mr. Weissman, $53,161; Ms. Fash, $43,321; and Mr. Hooper, $17,106. The amount shown for Ms. Timmins includes aggregate Company contributions of $11,153 under the Company's "qualified" plan. Amounts shown include imputed income resulting from premiums paid for life insurance as follows: Mr. Weissman, $10,938; and Mr. Malone, $292. Ms. Fash's other compensation also includes $3,084,239 representing the loan principle and accrued interest forgiven as a result of her negotiated severance package. Finally, the amounts shown include special awards paid in conjunction with the successful spin-off of Synavant Inc. as follows: Mr. Malone, $30,000; Mr. Steinfeld and Ms. Timmins, $15,000 each.

6. Mr. Thomas' compensation reflects an annual base salary of $750,000 commencing November 14, 2000. His annual target bonus is also $750,000 and has been prorated in 2000 to reflect his start date.

7. Amounts paid in Sterling to Mr. Pajot and Ms. Timmins were converted to U.S. dollars at a rate of GBP .6200 to $1.00 for 1999, and GBP .6644 to $1.00 for 2000, in each case the average exchange rate during such year.

8. On November 14, 2000, Ms. Fash resigned as President and Chief Executive Officer, and assumed the non-executive position of Vice Chairman of the Board and continued as a Director. At that time, Mr. Weissman resigned as Chairman of the Board and assumed the non-executive position of Vice Chairman of the Board and Chairman of the Executive Committee of the Board and continued as a Director. Mr. Hooper served as an executive officer through October 17, 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The Table below shows the grants of Stock Options and Performance Accelerated Stock Options ("PARSOPs") made to the named executive officers in 2000. These options have an exercise price equal to the fair market value of the stock on the date of grant.

                                                 INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------------------
                                              NUMBER OF
                                             SECURITIES
                                             UNDERLYING           % OF TOTAL                                GRANT
                                              OPTIONS/           OPTIONS/SAR'S   EXERCISE                    DATE
                                                SAR'S             GRANTED TO      OR BASE                  PRESENT
                                             GRANTED (1)         EMPLOYEES IN      PRICE     EXPIRATION   VALUE (2)
            NAME                                 (#)              FISCAL YEAR    ($/SHARE)      DATE         ($)
            ----                             -----------         -------------   ---------   ----------   ---------
David M. Thomas.............  Stock Options   1,000,000     (3)       4.0%        $24.50      11/14/10    $7,628,981

Gilles V. J. Pajot..........  Stock Options     122,988     (4)       0.5%        $20.49      02/15/10    $  773,128
                                                102,490     (4)       0.4%         15.21      05/25/10       477,033
                                                245,977     (5)       1.0%         16.83      08/23/05     1,118,229
                                                135,000     (5)       0.5%         21.25      10/17/05       759,091

James C. Malone.............  Stock Options      71,743     (4)       0.3%        $20.49      02/15/10    $  450,991
                                                 92,241     (4)       0.4%         15.21      05/25/10       429,330
                                                204,981     (5)       0.8%         16.83      08/23/05       931,858

Robert H. Steinfeld.........  Stock Options      40,996     (4)       0.2%        $20.49      02/15/10    $  257,709
                                                 30,747     (4)       0.1%         15.21      05/25/10       143,110
                                                 92,241     (5)       0.4%         16.83      08/23/05       419,334
                                                 35,000     (5)       0.1%         21.25      10/17/05       196,801

Wendy J. Timmins............  Stock Options      25,622     (4)       0.1%        $20.49      02/15/10    $  161,065
                                                 25,622     (4)       0.1%         15.21      05/25/10       119,256
                                                102,490     (5)       0.4%         16.83      08/23/05       465,927

Robert E. Weissman..........  Stock Options     224,198     (4)       0.9%        $20.49      02/15/10    $1,409,355
                                                448,396     (5)       1.8%         16.83      08/23/05     2,038,440

Victoria R. Fash............  Stock Options     256,226     (4)       1.0%        $20.49      02/15/10    $1,610,690
                                                512,452     (5)       2.1%         16.83      08/23/05     2,329,643

Robert W. Hooper............  Stock Options     122,988     (4)       0.5%        $20.49      02/15/10    $  773,128
                                                102,490     (4)       0.4%         15.21      05/25/10       477,033

----------

1. Stock options held by IMS HEALTH employees were adjusted to reflect the spin-off of the Company's equity ownership of Synavant Inc. at August 31, 2000. The options, as adjusted, represented an increase in the number of shares issuable when exercised but maintained the same ratio of the exercise price to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options prior to the adjustment.

2. Grant date present value is based on the Black-Scholes Option Pricing Model and assumes an expected stock-price volatility factor of 40%, a risk-free rate of return ranging from 6.65% to 6.71% for grants in February and May, 5.47% to 5.88% for PARSOPs and 5.59% for the November grant, an average annual dividend yield of .30%, an assumed time of exercise of 2.25 years from grant date for PARSOPs and 3 years from grant date for all other grants and a reduction to reflect the probability of forfeiture due to termination prior to vesting of 10.0% for grants in February and May, and 5% for PARSOPs and the November grant. These assumptions may or may not be fulfilled, and the amounts shown cannot be considered predictions of future value. Options will have value at the exercise date only to the extent the stock price exceeds the option exercise price.

3. Options granted to Mr. Thomas in November 2000 vest one year after the date of grant and expire 10 years after grant or earlier in the event of certain terminations of employment.

4. Options granted in February and May 2000 vest over a three-year period, and expire 10 years after grant or earlier in the event of certain terminations of employment.

5. The PARSOPs granted in August and October 2000 vest on May 23, 2005 and July 17, 2005, respectively, subject to accelerated performance vesting based upon increases in the market price of the Company's common stock (ranging from $18.54 to $28.30). PARSOPs granted in August were 80% vested and those granted in October were 67% vested as of December 31, 2000.

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides information related to option exercises by each of the named executive officers during 2000, the number of unexercised options at year-end and the value of unexercised in-the-money stock options at year-end. Amounts have been adjusted to reflect the Synavant Inc. spin-off where appropriate.

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                     OPTIONS/SAR'S AT FISCAL      IN-THE-MONEY OPTIONS/SAR'S
                                          SHARES                          YEAR-END (1)              AT FISCAL YEAR-END (2)
                                         ACQUIRED       VALUE                  (#)                           ($)
                                        ON EXERCISE    REALIZED    ---------------------------   ----------------------------
                 NAME                       (#)          ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                 ----                   -----------   ----------   -----------   -------------   -----------    -------------
David M. Thomas.......................          0     $        0            0      1,000,000     $         0     $2,500,000
Gilles V. J. Pajot....................     51,500     $  392,536      251,660        799,513     $ 1,109,230     $5,905,943
James C. Malone.......................    175,395     $2,024,860      282,452        423,400     $ 2,872,300     $3,644,910
Robert H. Steinfeld...................     36,114     $  397,615       26,427        256,467     $    25,916     $2,042,704
Wendy J. Timmins......................      4,445     $   53,686        3,818        161,857     $         0     $1,515,085
Robert E. Weissman....................          0     $        0    2,990,585        448,396     $19,165,734     $4,560,187
Victoria R. Fash......................    597,677     $6,904,823      749,495        512,452     $ 1,703,655     $5,211,637
    CTS Options(3)                              0     $        0       13,000         27,000     $   413,043     $        0
Robert W. Hooper......................     94,801     $  857,949      108,123        393,076     $   122,755     $2,521,234

----------

(1) Represents options to purchase shares of Common Stock of IMS HEALTH and in the case of Ms. Fash, both shares of Common Stock of IMS HEALTH and shares of Class A Common Stock of Cognizant Technology Solutions Corporation ("CTS"), a majority-owned subsidiary of IMS HEALTH. The number of CTS shares reflects the two-for-one split announced by CTS on February 11, 2000.

(2) The values shown equal the difference between the exercise price of the exercisable and unexercisable options and the market price of the underlying common stock at the close of business on December 29, 2000 of $27.00 for IMS HEALTH and $36.31 for CTS.

(3) Ms. Fash was a director of CTS as of December 31, 2000 and resigned this position effective January 15, 2001.

RETIREMENT BENEFITS

    The information set forth in the table below is applicable for Mr. Thomas and illustrates the estimated aggregate annual benefits payable under the IMS Health Incorporated Retirement Plan ("Retirement Plan"), IMS Health Incorporated Retirement Excess Plan ("REP") and the IMS Health Incorporated Supplemental Executive Retirement Plan ("SERP") to persons in specified average final compensation and credited service classifications upon retirement. Amounts shown in the table include U.S. Social Security benefits, which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 15 years.

    Benefits vest after five years of credited service and are calculated at 5% of average final compensation per year for the first 10 years of credited service, and 2% per year for the next five years, up to a maximum of 60% of average final compensation after 15 years of credited service. Except as described below, average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the member's credited service. The benefits shown in the table below are calculated on a straight-life annuity basis.

                                           ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
       AVERAGE                                     ASSUMING CREDITED SERVICE OF:
        FINAL               ----------------------------------------------------------------------------
    COMPENSATION            10 YEARS        15 YEARS         20 YEARS         25 YEARS         30 YEARS
---------------------       --------       ----------       ----------       ----------       ----------
     $1,000,000             $500,000       $  600,000       $  600,000       $  600,000       $  600,000

      1,300,000              650,000          780,000          780,000          780,000          780,000

      1,600,000              800,000          960,000          960,000          960,000          960,000

      1,900,000              950,000        1,140,000        1,140,000        1,140,000        1,140,000

    Compensation, for the purpose of determining retirement benefits, consists of base salary, annual bonuses, commissions, overtime and shift pay, and includes earned compensation deferred under the Executive Deferred Compensation Plan. Severance pay, income derived from equity-based awards, contingent payments and other forms of special remuneration are excluded. A portion of the bonuses included in the Summary Compensation Table above were not paid until the year following the year in which they were accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year but paid in the current year are part of retirement compensation in the current year and any unpaid current year's bonuses accrued and included in the Summary Compensation Table are not.

    Under terms agreed to in connection with his employment by the Company as the Chairman and Chief Executive Officer in November 2000, Mr. Thomas is 100% vested in the benefit payable under the terms of the SERP. In addition, Mr. Thomas' employment agreement provides for an alternate determination of his pension benefit, which if greater, would become payable, and for crediting of additional years of service in certain circumstances. See "Employment Agreements."

    Mr. Weissman and Ms. Fash, who retired from the Company on January 15, 2001, will receive pension benefits under the Retirement Plan, REP and SERP, as illustrated by the table above. Mr. Weissman's and Ms. Fash's benefits will be based on credited service of 21 and 15 years, respectively, and average final compensation equal to $1,823,460 and $1,427,608, respectively. Social Security and vested benefit entitlements under the plans of Dun & Bradstreet will be deducted to determine the net benefits payable under these plans.

    The information set forth in the table below is applicable for Messrs. Hooper, Malone and Steinfeld and illustrates the estimated aggregate annual benefits payable under the Retirement Plan, the REP, the IMS Health Incorporated U.S. Executive Retirement Plan or pursuant to their individual employment agreements to persons in specified average final compensation and credited service classifications upon retirement. Amounts shown in the table include benefits payable under predecessor plans of Dun & Bradstreet that would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 36 years.

    Vesting occurs at a rate of 33% for each year of plan participation. Benefits are calculated at 1.67% of average final compensation per year of credited service (except as noted below for Mr. Malone), up to a maximum of 60% of average final compensation after 36 years of credited service.

                                       ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
       AVERAGE                                 ASSUMING CREDITED SERVICE OF:
        FINAL               --------------------------------------------------------------------
    COMPENSATION            5 YEARS        10 YEARS       20 YEARS       30 YEARS       36 YEARS
---------------------       --------       --------       --------       --------       --------
375,00$0.......             $31,313        $ 62,625       $125,250       $187,875       $225,000

450,000.......               37,575          75,150        150,300        225,450        270,000

525,000.......               43,838          87,675        175,350        263,025        315,000

600,000.......               50,100         100,200        200,400        300,600        360,000

675,000.......               56,363         112,725        225,450        338,175        405,000

750,000.......               62,500         125,250        250,500        375,750        450,000

    The benefits shown in the table above are calculated on a straight-life annuity basis. As of December 31, 2000, the number of years of credited service for Messrs. Hooper, Malone and Steinfeld are 7, 17 and 4, respectively. For 2000, compensation that would be included in calculating final average compensation for Messrs. Hooper, Malone and Steinfeld was $565,042, $528,000 and $384,378, respectively.

    Mr. Malone's employment agreement provides in certain circumstances for a higher annual accrual rate and additional years of credited service than would otherwise be determined under the plan. Mr. Steinfeld's employment agreement provides that his average final compensation shall at least equal his 2001 base salary plus the greater of his 2001 target annual incentive or his actual annual incentive paid for 2001. See "Employment Agreements."

    The information set forth in the table below is applicable for Mr. Pajot and illustrates the estimated aggregate annual benefits payable to persons in specified average final compensation and credited service classifications upon retirement. Amounts shown in the table include benefits payable under the plans of Mr. Pajot's prior employer that would be deducted in calculating benefits payable under this plan.

    Mr. Pajot is 100% vested in his plan benefit. Benefits are calculated at 3.25% of average final compensation per year of credited service, up to a maximum of 65% of average final compensation, after 20 years of service.

                                       ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
       AVERAGE                                 ASSUMING CREDITED SERVICE OF:
        FINAL               --------------------------------------------------------------------
    COMPENSATION            5 YEARS        10 YEARS       15 YEARS       20 YEARS       25 YEARS
---------------------       --------       --------       --------       --------       --------
      $700,000              $113,750       $227,500       $341,250       $455,000       $455,000

       800,000               130,000        260,000        390,000        520,000        520,000

       900,000               146,250        292,500        438,750        585,000        585,000

    The benefits shown in the table above are calculated on a straight-life annuity basis. As of December 31, 2000, the number of years of credited service for Mr. Pajot is 8. For 2000, compensation, which would be included in calculating final average compensation for Mr. Pajot, was $804,923.

    Retirement benefits for Ms. Timmins are presently determined under the money purchase component of the IMS (UK) Pension Plan. Benefits under this plan vest after two years of service. Under this arrangement, the employee and employer are required to contribute funds to the employees' money purchase account. The employer rate applicable for the determination of Ms. Timmin's benefit is 7% of compensation. Under the IMS (UK) Pension Plan, compensation for determining the retirement benefit includes base salary plus overtime, local management bonus and loyalty bonus. The calculation excludes one-time special awards, any salary adjustment, car allowance, relocation expenses, special payments upon termination, long-term incentive payments and any other similar payments as agreed by the Company. Plan compensation is limited to that provided under the Earnings Cap Legislation, which in 2000 was L91,800 (or $138,170). At retirement, the account balance will be used to purchase pension benefits under the plan. The estimated annual retirement benefits payable to Ms. Timmins at retirement age 65 based upon service to December 31, 2000 was L1,505 (or $2,265) per annum under this qualified plan.

    Optional forms of payment, including but not limited to lump sum payments, are available under each of these arrangements provided the employee has complied with all requirements relating to such election.

CHANGE-IN-CONTROL AGREEMENTS

    We have entered into Change-in-Control Agreements with certain of our executives. These provide for severance and other benefits if, following a change-in-control of IMS HEALTH, the executive's employment terminates in a way adverse to the executive. These agreements cover certain executive officers as well as certain other officers and selected key employees.

    In the event of a change-in-control, unvested options held by executives with Change-in-Control Agreements will accelerate.

    Under the Change-in-Control Agreements, an executive commits to remain employed for 180 days following an event that represents a potential change-in-control to maintain stable operations while a change-in-control proceeds. If a named executive officer's employment ends within two years following a change-in-control either because the Company terminates him or her without cause or because the executive resigns under circumstances constituting "good reason," the executive will be entitled to:

    - Payment of target bonus for the year, prorated to reflect the part of the year he or she worked;

    - Payment of a lump sum of three times his or her base salary plus annual target bonus for the year (or two times in the case of certain executives); if no target bonus has been determined for the year, the annual bonus actually earned in the preceding year will be used;

    - Vesting and deemed achievement of target performance and payment for outstanding long-term performance awards;

    - Payment of an allowance for outplacement expenses;

    - Life and health insurance benefits for 36 months after termination (24 months in the case of certain executives); and

    - Certain retiree medical and life benefits commencing at age 55.

    If payments trigger the "golden parachute" excise tax imposed by the U.S. Internal Revenue Code, the Company will pay an additional "gross-up" amount so that his or her after-tax benefits are the same as though no excise tax had applied, and we will reimburse an executive for expenses incurred in enforcing the agreement unless incurred in bad faith.

    Under the agreement, "good reason" means an adverse change in employment status, compensation or benefits, or a required move to a new work location not otherwise specified in the agreement, and in the case of certain executives, the elapsing of 12 months following a change-in-control.

    A "change-in-control" is defined in the agreement to occur if a person becomes the beneficial owner of 20% or more of the combined voting power of IMS HEALTH's securities, if a majority of the Board changes in a 24-month period without the specified approval of incumbent directors, if IMS HEALTH merges with another entity in a way that substantially changes the ownership of existing shareholders, if we sell substantially all assets or liquidate IMS HEALTH, or if the Board of Directors otherwise determines that a change-in-control has occurred. If a potential change-in-control occurs, IMS HEALTH must deposit funds into a "rabbi" trust to fund potential obligations under the agreements.

EMPLOYMENT AGREEMENTS

    The employment agreements with Messrs. Thomas, Malone, Pajot, and Steinfeld employ each of them for a specified period of up to approximately three years, with automatic one-year renewals thereafter. The agreements specify annual base salaries, which must be reviewed annually and may be increased but not decreased from the amount previously in effect. Currently, the annual salaries of these officers is as follows: Mr. Thomas, $750,000; Mr. Malone, $363,000; Mr. Pajot, $468,116; and Mr. Steinfeld, $300,000. The agreements also provide each executive with an opportunity to earn annual incentive compensation based on achievement of performance objectives set by the Compensation and Benefits Committee, in an amount not less than the incentive opportunity in the prior year and in any case not less than a specified percentage of salary, as follows:
Mr. Thomas, 100%; Mr. Malone, 70%; Mr. Pajot, 56%; and Mr. Steinfeld, 55%.
Mr. Thomas' agreement provides that his annual incentive compensation in no event will be less than $750,000 in 2001, with an award of equal value of restricted stock units under the "PERS" program. Under the agreements, we must permit each executive to continue participating in plans and programs offering compensation opportunities and benefits no less favorable than those in effect at the time the agreements became effective. The agreements impose obligations on the executive as to confidentiality, non-competition, non-disparagement of IMS HEALTH, and similar matters during employment and for specified periods following termination. The breach of these obligations after termination of employment can trigger forfeiture of options.

    The agreements require IMS HEALTH to provide certain payments and benefits upon termination of the executive's employment, in addition to amounts previously accrued. If employment terminates due to retirement, approved early retirement, death or disability, the executive will receive annual incentive compensation for that year prorated to reflect the part of the year worked. Retirement is defined as age 60, in the case of Mr. Thomas, and age 55 in the case of the other executives. If termination results from a disability, the employment agreements provide for accelerated vesting of options, restricted stock, performance awards and other awards and continued participation in health and other benefit plans until age 65. Although not covered by the employment agreements, the executives' option agreements provide, subject to certain exceptions, for no forfeiture of options and other awards upon termination due to death or retirement. If we terminate the employment of the executive not for cause or the executive terminates for "good reason," he will receive:

    - Payment of a prorated portion of target bonus for that year;

    - Payment of a severance benefit equal to (i), for Mr. Thomas, two times the sum of annual salary plus the greater of that year's target bonus or the bonus paid in the prior year, plus an additional one-twelfth of such amount for each month remaining until December 31, 2001 if termination occurs before that date; (ii), for Messrs. Malone and Pajot, two times the sum of annual salary plus that year's target bonus; and (iii), for Mr. Steinfeld, the sum of annual salary plus that year's target bonus; these amounts are payable in monthly installments over 24 months;

    - Accelerated vesting of options, restricted stock units, performance awards and other awards, with any performance objectives deemed achieved at target levels, except certain of Mr. Malone's and Mr. Pajot's unvested options that are excluded from this vesting; and

    - Continued participation in health and other benefit plans for up to two years after termination, unless comparable benefits are provided by a subsequent employer, and, in the case of Mr. Malone, health and welfare benefits will be provided for the period until he would qualify under our retiree medical benefits program.

    If such a termination occurs within two years after a change-in-control, the executive will receive the benefits listed above plus these enhancements:

       - The severance benefit multiplier will be three times rather than two times or one times the annual cash amount;

       - Any option granted during the term of the agreement will remain outstanding until its stated expiration date;

       - For purposes of our supplemental executive retirement plans, Mr. Thomas will be credited with additional years of age so that he will qualify for the maximum retirement benefit, and his average final compensation will be not less than his base salary and target annual incentive for the year in which the change-in-control occurred but in no event less than $2 million, and Mr. Malone will be credited with three additional years of age and service and his retirement benefit will be calculated at 2.5% (instead of 1.67%) of average final compensation per year of credited service;

       - Participation will continue in benefit plans for up to three years; and

       - Any greater benefits under the Change-in-Control Agreements will also apply, except for Mr. Thomas, who has not entered into such an agreement.

    Upon occurrence of a potential change-in-control event, we must deposit funds into a trust to fund potential obligations under the agreements. If payments following a change-in-control trigger the "golden parachute" excise tax, we will pay the executive an additional "gross-up" amount so that his or her after-tax benefits are the same as though no excise tax had applied.

    For purposes of the agreements, "good reason" means a demotion or adverse change in the executive's employment status, compensation or benefits, a required relocation, a failure of IMS HEALTH to abide by other important provisions of the agreement or to renew the term of the agreement. We must fully indemnify the executives, continue officers' and directors' liability insurance during employment and for up to six years thereafter, and reimburse the executive for expenses incurred in enforcing the agreement unless incurred in bad faith or frivolous. A "change-in-control" has the same meaning as defined in the Change-in-Control Agreements, described above.

    The agreements contain additional provisions tailored to the individual executive's circumstances, and resulting from the negotiations between IMS HEALTH and the executive. Mr. Thomas' agreement provides that he is credited, for purposes of vesting under our supplemental pension plan and other plans, with 28 years of service, reflecting his years of service to his prior employer. If Mr. Thomas' employment terminates after five years of service to IMS HEALTH, his 28 years of service to his prior employer will be treated as years of service under our Supplemental Executive Retirement Plan, but any pension paid by the former employer will reduce our pension obligation. If termination occurs in less than five years, the agreement provides a formula that can enhance his retirement benefit if termination is not for cause, not due to retirement and not a voluntary termination without good reason (as defined above). His agreement also provides for the initial grant of 100,000 restricted stock units and 1 million options, an additional 100,000 restricted stock units on November 14, 2001, and provides that he and his family may use our aircraft for personal travel, in which case he will receive a tax "gross-up" for his income taxes resulting from a family member accompanying him on business travel (but not non-business travel).

    Mr. Malone's agreement provides that, for purposes of determining his retirement benefits under our supplemental pension plans, he will be credited with three additional years of age and service and his retirement benefit will be calculated at 2.5% (instead of 1.67%) of average final compensation per year of credited service under such plans in the event of a termination other than due to retirement, voluntary termination not for good reason (as defined above), or for cause. His agreement also provides that he can voluntarily terminate his employment before a change-in-control and receive the severance payments, pro-rata annual incentive award, continued health and welfare benefits, and, if such termination is after November 14, 2001 his retirement benefit will be calculated at 2.5% (instead of 1.67%) of average final compensation per year of credited service. His agreement requires that we continue to provide expatriate expense reimbursement for his expenses while assigned overseas.

    Mr. Pajot's agreement provides for special pension benefits intended to duplicate benefits payable under a pension plan of a prior employer, had he remained with that employer until retirement. His arrangement provides that, if he retires at age 65, his annual benefit will equal 65% of his final average pensionable earnings (base salary plus bonus), provided that our retirement benefits obligation will be reduced by the pension amounts he is entitled to receive from his former employer. His disability benefits will be at least equal to those provided under our U.S. Executive Retirement Plan, with credit for all years of service to IMS HEALTH. His agreement also provides that he can voluntarily terminate his employment before a change-in-control and receive the severance payments, pro-rata annual incentive award, and continued health and welfare benefits that would have been provided had we terminated his employment without cause, or he can voluntarily terminate his employment within two years after a change-in-control and receive all of the payments and benefits that would have been provided had we terminated his employment without cause after a change-in-control.

    Mr. Steinfeld's agreement provides that, for purposes of determining pension benefits under the U.S. Executive Retirement Plan, his average final compensation shall at least equal his 2001 base salary plus the greater of his 2001 target annual incentive or his actual annual incentive paid for 2001. His agreement also provides that, if terminated within two years after a change-in-control in circumstances that would trigger a severance payment, he will also receive retiree medical and life insurance benefits no less favorable than those he would have received had he retired at or after age 55.

    Victoria R. Fash served as our President and Chief Executive Officer until November 14, 2000 and thereafter served as Vice Chairman of the Board until January 15, 2001. We negotiated and entered into a severance arrangement with her based on the terms of her employment agreement and the circumstances that led to her resignation, and taking into account her service to IMS HEALTH (and its predecessors) over the past nine years. As in effect prior to her resignation, Ms. Fash's employment agreement provided for annual salary of $700,000 and an annual incentive opportunity of at least 90% of current salary. The agreement provided for termination payments and benefits. In the event of retirement after age 55, approved early retirement, or disability, the executive would receive annual incentive compensation for that year prorated to reflect the part of the year worked and, in the case of disability, continued participation in health and other benefit plans until age 65 and accelerated vesting of restricted stock units, with any performance conditions relating to outstanding PERS awards deemed earned at target levels. Apart from the employment agreement, the executive's options generally provided for no forfeiture in the event of such a termination. If we terminated her employment not for cause or she terminated for "good reason," she would receive payment of a prorated portion of target bonus for that year; severance payments equal to two times the amount of annual cash compensation (annual salary plus the greater of that year's target bonus or the bonus paid in the prior year) paid in 24 monthly installments; accelerated vesting of options, restricted stock, restricted stock units, performance awards and other awards, with any performance objectives deemed achieved at target levels; crediting of additional years of age and service so that the termination would qualify as a retirement under the SERP; and continued participation in health and other benefit plans for up to two years after termination, unless comparable benefits were provided by a subsequent employer.

    In addition, the employment agreement set the terms of a loan made by IMS HEALTH to Ms. Fash in January 2000. On January 3, 2000, the Company loaned her $3,558,013, of which $631,639 was repaid on January 12, 2000, leaving a principal amount of $2,926,374. The loan, which accrued interest at 6.21% per annum and was secured in part by 81,260 shares of IMS HEALTH Common Stock, was to facilitate a personal transaction on the part of Ms. Fash without the sale of any Company stock. Under the original loan terms, principal and interest were due December 31, 2008, with earlier payment permitted and accelerated payment required in certain circumstances. The agreement provided that loan repayment would be forgiven if Ms. Fash remained employed until December 31, 2008, her employment was earlier terminated by us without cause or she terminated employment for good reason, or if her employment terminated due to disability and she complies with the agreement's restrictive covenants through December 31, 2008. Certain payments that might become payable to Ms. Fash were required to be used to prepay the loan, and the Company had certain rights of setoff against amounts that may become due to Ms. Fash.

    Robert E. Weissman served as our Chairman of the Board until November 14, 2000 and thereafter served as Vice Chairman of the Board and Chairman of the Executive Committee until January 15, 2001. We negotiated and entered into an arrangement with him based on the terms of his employment agreement and taking into account his service to IMS HEALTH (and its predecessors) over the past
16 years, including serving as President and Chief Executive Officer from 1994 to 1999. As in effect prior to his resignation, Mr. Weissman's employment agreement provided for annual salary of $775,000 and an annual incentive opportunity of at least 100% of current salary. The agreement provided for termination payments and benefits. In the event of retirement after age 55, the executive would receive annual incentive compensation for that year prorated to reflect the part of the year worked, and his "final average compensation" for purposes of calculating his SERP benefits would be not less than $1,823,460 if retirement occurred during 2001. Apart from the employment agreement, the executive's options generally provided for no forfeiture in the event of retirement. If we terminated his employment not for cause or he terminated for "good reason," he would receive payment of a prorated portion of target bonus for that year; severance payments equal to two times the amount of annual cash compensation (annual salary plus the greater of that year's target bonus or the bonus paid in the prior year) paid in 24 monthly installments; accelerated vesting of options, restricted stock, restricted stock units, performance awards and other awards, with any performance objectives deemed achieved at target levels; crediting of additional years of age and service so that the termination would qualify as a retirement under the SERP; and continued participation in health and other benefit plans for up to two years after termination, unless comparable benefits were provided by a subsequent employer.

    Under the employment agreements amended to reflect the terms of the departures of Ms. Fash and Mr. Weissman, Ms. Fash's compensation payable for service as President and Chief Executive Officer continued while she served as Vice Chairman, and Mr. Weissman's compensation payable for service as Chairman of the Board continued while he served as Vice Chairman and Chairman of the Executive Committee. Termination of employment at January 15, 2001 was treated as a "special retirement," in the case of Ms. Fash, and a retirement, in the case of Mr. Weissman, which provided the following for each executive:

    - Payment of the annual incentive for 2000 (as shown in the Summary Compensation Table);

    - All unvested options granted by IMS HEALTH before August 2000, and other equity grants vested at November 14, 2000, will remain outstanding after termination for the remainder of their terms; and

    - Secretarial and administrative support services.

    The terms of Ms. Fash's special retirement provided the following:

    - Payment of a prorated portion of her target annual incentive for 2001 in the amount of $242,536;

    - Forgiveness of the obligation to repay the loan and accrued interest, in the amount of $3,084,239, together with a payment of $2,580,112 as a gross-up to offset income taxes resulting from the loan forgiveness and gross-up payment;

    - Treatment for purposes of the SERP as having retired with 15 years of service, and with average final compensation equal to base salary and annual incentive for 2000 (as shown above in the Summary Compensation Table);

    - Continued participation in health and other benefit plans until age 65, and retiree health benefits after age 65 in accordance with IMS HEALTH retiree health plans, together with company-paid medical and dental insurance coverage for life;

    - Payment of moving expenses from England to the United States in accordance with standard IMS HEALTH practice; and

    - Payment of a lump-sum severance amount equal to $2,884,852.

    Ms. Fash and Mr. Weissman remain subject to confidentiality, non-competition, non-disparagement of IMS HEALTH, and similar covenants for specified periods following termination, and the breach of these obligations will entitle IMS HEALTH to cease any ongoing payments and benefits and recover all prior payments and the fair market value of benefits under the agreement.

EMPLOYEE PROTECTION PLAN

    The IMS HEALTH Employee Protection Plan, or EPP, provides severance benefits to employees, including certain executive officers. The EPP provides for the payment of severance benefits if IMS HEALTH terminates the employee's employment not for cause. An executive terminated in this way will receive salary and benefits continuing for not less than 26 weeks nor more than 104 weeks, determined on the basis of 1.5 weeks for each $10,000 of salary plus three weeks for each year of service, but limited to 26 weeks if the employee has less than one year of service at termination. Benefits under the EPP cease when the employee earns or accrues compensation from any new employer or other third party. These benefits do not apply to certain executive officers terminated within two years after a change-in-control, who are covered by the change-in-control agreements described above.

    In addition to continuation of salary, the EPP provides to eligible terminated employees:

    - Continued medical, dental and life insurance coverage throughout the salary continuation period;

    - Payment of the annual bonus for the year of termination that would have been paid if employment continued, prorated to reflect the number of months worked during that year, but only if the employee worked for at least six months in that year and termination was not due to the employee's unsatisfactory performance; and

    - Outplacement services and financial counseling in some cases.

    The Chief Executive Officer retains discretion to increase or decrease EPP benefits for executives and other employees. EPP benefits will not be provided to executives covered by employment agreements, except Mr. Thomas and Mr. Steinfeld are entitled to EPP benefits to the extent that they may be more favorable than benefits under their employment agreements.

                              CERTAIN TRANSACTIONS

    For information regarding a transaction between the Company and Ms. Fash, the former Chief Executive Officer, see "Employment Agreements."

                                 OTHER MATTERS

    IMS HEALTH knows of no matters, other than those referred to in this Proxy Statement, which will be presented at the Annual Meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    If you wish to submit proposals to be included in our 2002 Proxy Statement, we must receive them on or before December 1, 2001.

    Under the Company's By-Laws, if you wish to submit a proposal not intended to be included in the proxy material for the Annual Meeting of Shareholders in 2002, we must receive them no earlier than February 2, 2002 and no later than February 22, 2002. These proposals must comply with the provisions contained in IMS HEALTH's By-Laws relating to shareholder proposals.

                                REDUCE MAILINGS

    If more than one copy of the Company's 2001 Annual Report and Proxy Statement has been mailed to your address and you wish to reduce the number of reports you receive and save the Company the cost of producing and mailing these reports or if you wish to receive your reports via the Internet, please let us know. At least one account must continue to receive the Annual Report and Proxy Statement either via mail or via Internet delivery.

March 30, 2001

                                   APPENDIX A
                            IMS HEALTH INCORPORATED
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

    I. PURPOSE

    The Audit Committee shall provide assistance to the Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. The Audit Committee's primary duties and responsibilities are to:

    - Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Corporation.

    - Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Corporation.

    - Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

    The function of the Audit Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out proper audits and reviews, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q. The independent accountants are ultimately accountable to the Board of Directors and the Audit Committee. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

    The Audit Committee will fulfill its responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

    II. COMPOSITION

    The Audit Committee shall be composed of three or more directors as determined by the Board, each of whom shall be independent directors, pursuant to the rules of the New York Stock Exchange, Inc., and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise, or shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgement.

    The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

    III. MEETINGS

    The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the individual in charge of the internal auditing function of the Corporation and the independent accountants separately to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Audit Committee or at least its Chairperson, or any other Committee member designated by the Chairperson, should meet with the independent accountants and management quarterly, prior to the filing of this filing with the SEC, to review the Corporation's financial results consistent with Section IV.3 below.

    IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

    DOCUMENT, REPORT AND REVIEW

    1. Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board, as conditions dictate, to update this Charter.

    2. Review with management and the independent accountants the Corporation's annual audited financial statements, including a discussion with the independent accountants of the matters required to be discussed by Statements of Auditing Standards. Based on these reviews and discussions (and those in section IV.7 and .8), the Audit Committee shall determine whether to recommend to the Board that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

    3. Review with management and the independent accountants the unaudited interim financial statements prior to the filing of the applicable
       Form 10-Q. The Chairperson of the Audit Committee, or any other member of the Audit Committee designated by the Chairperson, may represent the entire Audit Committee for purposes of this review.

    INDEPENDENT ACCOUNTANTS

    4. Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

    5.  Oversee independence of the accountants by:

       - Ensuring that the Audit Committee receives from the accountants, on at least an annual basis, a formal written statement delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1 ("ISB No. 1");

       - Reviewing, and actively discussing with the Board, if necessary, and the accountants, on a periodic basis, any disclosed relationships or services between the accountants and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the accountants; and

       - Recommending, if necessary, that the Board take certain action to satisfy itself of the auditor's independence.

    INTERNAL CONTROL AND FINANCIAL REPORTING PROCESS

    6. In conjunction with the independent accountants and the internal auditing function, review the integrity of the Corporation's financial reporting processes to ensure that such processes are sufficient to prepare adequate and timely financial statements in accordance with generally accepted accounting principles.

    7. Advise management, the individual in charge of the internal auditing function and the independent accountants that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices, including major changes to the Corporation's accounting principles and practices proposed by management and the impact of new proposed standards by the accounting profession and management's recommendation as to its adoption on the financial statements, any significant changes in auditing standards or audit scope applicable to the independent accountants' audit.

    8. Meet with management, the individual in charge of the internal auditing function and the independent accountants:

       - To discuss the scope of the annual audit;

       - To review the form of opinion the independent accountants propose to render to the Board of Directors and shareholders;

       - To inquire about material financial risks and significant judgments made in management's preparation of the financial statements; and

       - Any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of the work or access to required information.

    9. Review and resolve any significant disagreement among management and the independent accountants or the internal auditing function.

    LEGAL COMPLIANCE/GENERAL

    10. Review with the Corporation's counsel any legal matter that could have a significant impact on the Corporation's financial statements.

    11. Report the results of any and all meetings through its Chairperson to the full Board following meetings of the Audit Committee.

    12. Maintain minutes or other records of meetings and activities, including interim result discussions of the Audit Committee.

    13. Prepare and resolve any report, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual Proxy Statement.

    V. RESOURCES AND AUTHORITY

    The Audit Committee shall have the resources and authority appropriate to discharge its responsibility, including the authority to engage independent accountants for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

                             IMS HEALTH INCORPORATED
                      2001 ANNUAL MEETING OF SHAREHOLDERS

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS ON MAY 3, 2001.

P
R               The undersigned shareholder hereby appoints DAVID M. THOMAS,
O       JAMES C. MALONE and ROBERT H. STEINFELD, and each of them, officers and
X       proxies for the undersigned with full power of substitution, to act and
Y vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of IMS Health Incorporated, to be held at The Hotel Dupont, Wilmington, Delaware, on Thursday, May 3, 2001, at 9:30 a.m. and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned shareholder. If no direction is made, the proxy will be voted "FOR" the approval of Item 1, the election of Clifford L. Alexander, Jr., David M. Thomas and William C. Van Faasen, and "FOR" the approval of Item 2, the ratification of the appointment of PricewaterhouseCoopers LLP as Independent Public Accountants for 2001, in accordance with the recommendation of the Board of Directors.

                For participants in the IMS Health Incorporated Savings Plan that have contributions invested in IMS Health Common Stock, this proxy card will serve as a voting instruction for the Trustee of the Plan. Participants must return their proxy card prior to April 27, 2001. EquiServe will then forward the proxy cards to the Trustee. If a participant's proxy card is not received before April 27, 2001 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, the Trustee will vote the participant's shares of Common Stock in the same proportion as other shares of Common Stock held in the Plan for which the Trustee received timely instructions.

                      UNLESS VOTING ELECTRONICALLY OR BY PHONE,
              PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
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                             IMS HEALTH INCORPORATED
                      2001 ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 3, 2001
                                THE HOTEL DUPONT
                              WILMINGTON, DELAWARE
                                   9:30 A.M.

        PLEASE MARK YOUR                                                    3300
/X/     VOTES AS IN THIS
        EXAMPLE.


     UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.


1. Election of Directors: FOR  WITHHELD
                          / /    / /   Nominees: (01) Clifford L. Alexander, Jr.
                                                 (02) David M. Thomas
                                                 (03) William C. Van Faasen


For all, except vote withheld from the following nominees:

__________________________________________________________________


                                                     FOR     AGAINST    ABSTAIN

2.      Ratification of the appointment of           / /       / /        / /
        PricewaterhouseCoopers LLP as Independent
        Public Accountants for 2001.



Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.




                                 _______________________________________________
                                 SIGNATURE(S)                       DATE

                                 _______________________________________________

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                          VOTE BY TELEPHONE OR INTERNET

       QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS/WEEK
                        UNTIL 11:00 PM E.T., MAY 2, 2001

IMS Health Incorporated encourages you to take advantage of either of two cost-effective and convenient ways to vote your shares. You may now vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet.

TO VOTE BY  TELEPHONE:  CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-877-PRX-VOTE
                        (1-877-779-8683) ANYTIME (THERE IS NO CHARGE TO YOU FOR THIS CALL) OR CALL COLLECT ON A TOUCH-TONE TELEPHONE 1-201-536-8073. You will be asked to enter the voter control number located on your proxy card. Then simply follow the instructions.

                                       OR

TO VOTE BY INTERNET:    POINT YOUR BROWSER TO THE WEB ADDRESS:
                        http://www.eproxyvote.com/rx You will be asked to enter the voter control number located on your proxy card.
                        Then simply follow the instructions. You may also indicate if you would be interested in receiving future proxy materials via the Internet.

                                       OR

TO VOTE BY MAIL:        Simply mark, sign and date your proxy card and return
                        it in the enclosed postage-paid envelope.


          IF YOU ARE VOTING BY TELEPHONE OR THE INTERNE, PLEASE DO NOT
                             MAIL YOUR PROXY CARD.